UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): October 12, 2005 (October 12, 2005)
Blackboard Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware	000-50784	52-2081178
(State or Other Juris- diction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1899 L Street, N.W., Washington, D.C.	20036
(Address of Principal Executive Offices)	(Zip Code)
Registrant’s telephone number, including area code: (202) 463-4860

(Former Name or Former Address, if Changed Since Last Report)
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
     ☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
     ☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
     ☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
     ☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement
On October 12, 2005, the Registrant entered into an Agreement and Plan of Merger (the “Agreement”) with College Acquisition Sub, Inc., a wholly owned subsidiary of the Registrant (the “Transitory Subsidiary”), and WebCT, Inc. (“WebCT”). The Agreement contemplates that the Registrant will acquire WebCT for a purchase price of $180 million in cash, less certain expenses and other deductions set forth in the Agreement, pursuant to the merger of the Transitory Subsidiary with and into WebCT (the “Merger”). The Registrant will pay the purchase price from a combination of its working capital and financing to be provided pursuant to the $80,000,000 Senior Secured Credit Facilities Commitment Letter described below. The Merger is subject to customary closing conditions. The Registrant and WebCT each have a right to terminate the Agreement if a court or governmental agency has issued a final, non-appealable order preventing the consummation of the Merger. In addition, if the Agreement is terminated other than by mutual consent or as a result of a breach by WebCT, the Registrant will be required to pay WebCT $15,000,000 in liquidated damages.
The foregoing description of the Agreement does not purport to be a complete statement of the parties’ rights under the Agreement and is qualified in its entirety by reference to the full text of the Agreement, which is filed with this report as Exhibit 99.1.
On October 12, 2005, the Registrant entered into an $80,000,000 Senior Secured Credit Facilities Commitment Letter (together with the terms and conditions attached thereto, the “Commitment Letter”) with Credit Suisse, Cayman Islands Branch (“Credit Suisse”). The Commitment Letter provides for a $70,000,000 senior secured term loan facility repayable over six years and a $10,000,000 senior secured revolving credit facility due and payable in full at the end of five years (together, the “Facilities”). The Commitment Letter is between the Registrant, as Borrower, and Credit Suisse, as sole administrative agent, collateral agent, bookrunner and lead arranger for the Facilities. If the Facilities are rated at or above the ratings threshold set forth in the Commitment Letter, the interest on the Facilities will accrue at one of the following rates selected by the Registrant (a) Adjusted LIBOR plus 2.25%-2.50% or (b) ABR plus 1.25%-1.50%. If the Facilities are rated below such ratings threshold, the interest on the Facilities will accrue and be payable quarterly in arrears at one of the following rates selected by the Registrant (a) Adjusted LIBOR plus 2.50%-2.75% or (b) ABR plus 1.50%-1.75%. “ABR” is the Alternate Base Rate, which is the higher of Credit Suisse’s Prime Rate and the Federal Funds Effective Rate plus 1/2 of 1.0%. In addition, the Registrant and Credit Suisse have agreed to “flex” terms, allowing Credit Suisse to alter certain provisions of the Facilities, including but not limited to the interest rate, if advisable to ensure a successful syndication of the Facilities.
Under the Commitment Letter, in connection with the Facilities, the Registrant has agreed to pay a commitment fee, payable quarterly after the closing date of the Merger at an initial rate of 0.50% per annum of the undrawn amount of the revolving credit facility.
The Facilities will be guaranteed by all domestic subsidiaries of the Registrant and secured by perfected first priority security interests in, and mortgages on, substantially all tangible and intangible assets of the Registrant (including the capital stock of each subsidiary) and each subsidiary. In addition, the Facilities will contain customary negative covenants applicable to the Registrant and its subsidiaries with respect to their operations and financial condition.
The foregoing description of the Commitment Letter does not purport to be a complete statement of the parties’ rights under the Commitment Letter and is qualified in its entirety by reference to the full text of the Commitment Letter, which is filed with this report as Exhibit 99.2.

Item 2.02. Results of Operations and Financial Condition
On October 12, 2005, the Registrant issued a press release reaffirming its financial guidance for the remainder of 2005 and providing initial full year guidance for 2006.
The information in this Item 2.02 and the press release filed as Exhibit 99.3 in Item 9.01 of this Form 8-K shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that section, nor shall they be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act, except as expressly set forth by specific reference in such a filing.
Item 7.01. Regulation  Disclosure
On October 12, 2005, the Registrant issued a press release announcing that it had entered into the Agreement.
The information in this Item 7.01 and the press release filed as Exhibit 99.4 in Item 9.01 of this Form 8-K shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that section, nor shall they be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act, except as expressly set forth by specific reference in such a filing.
Item 9.01. Financial Statements and Exhibits
     (d) Exhibits
     See Exhibit Index attached hereto.

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BLACKBOARD INC.
Date: October 12, 2005	By:	/s/ Matthew H. Small
Senior Vice President for Legal, General Counsel and Secretary

EXHIBIT INDEX

Exhibit No.	Description

99.1	Agreement and Plan of Merger, dated October 12, 2005, by and among the Registrant, WebCT, Inc. and College Acquisition Sub, Inc.

99.2	Commitment Letter, dated October 12, 2005, by and between the Registrant and Credit Suisse, Cayman Islands Branch

99.3	Press Release regarding financial guidance dated October 12, 2005

99.4	Press Release regarding the Agreement and Plan of Merger dated October 12, 2005